Exhibit 3(b)

                                       THE ANDERSONS
                                    PARTNERSHIP AGREEMENT


                        AGREEMENT made with an effective date of January 1,
                  1994, among all those parties listed in Schedule A attached hereto as the General Partner and as Limited Partners, respectively.

                        Some of the parties have been engaged as partners
                  under the firm name of "The Andersons," a partnership originally formed on January 30, 1937, by DAVID ANDERSON, HAROLD ANDERSON and MARGARET ANDERSON under the name of ANDERSON ELEVATOR COMPANY, which has been amended from time to time.

                        In consideration of the mutual promises herein
                  contained, the parties agree to the following articles of partnership:

Purposes                FIRST:  The parties agree to and do continue the
                  business known as "The Andersons" heretofore existing among certain of the present partners, hereby assuming the assets and acknowledging liability for all the obligations of the predecessor partnership, both as a partnership and individually in the capacities stated herein. This Partnership has the following purposes:

                        To erect, purchase, lease or otherwise acquire, hold
                  and operate a plant or plants for the conduct of a general grain elevator business consisting of buying, selling, handling, conditioning and grinding grain of all kinds; to lease grain elevator plants owned by the Partnership; to purchase, lease or otherwise acquire and hold farm lands; to raise, produce, buy, sell and deal in farm, nursery and forest products; to manufacture and sell steel equipment; to process corn cobs; to manufacture and sell feed and fertilizer; to purchase, acquire, sell, mortgage, lease or otherwise deal in and dispose of real and personal property of every class and description incidental to the grain elevator, retail store, steel manufacturing, corn cob processing, feed, fertilizer, seed, chemical, nursery and farm businesses; to issue securities; to borrow money for long or short terms; to take such action as may be either necessary or incidental to the accomplishment of the foregoing purposes; and to operate, invest or otherwise engage in any other business as determined appropriate by the General Partner.

Name and                SECOND:  The name under which the business of said
Place of          Partnership shall be conducted is "The Andersons" and its
Business          principal place of business is located at 480 West
                  Dussel Drive (changed from 1200 Dussel Drive by the U.S.
                  Postal Department), Maumee, Lucas County, Ohio.

Establishment           THIRD:  (A)  The General Partner of the Partnership
of Duties and     is that  entity listed under the heading "General Partner"
Voting            in Schedule A attached hereto.  The General Partner alone
                  shall control and manage the business of the Partnership.

                        The General Partner may admit such additional Limited
                  Partners and may issue such additional partnership interests as it in its sole discretion determines appropriate; provided, however, that:

                        1. No partner's capital account may exceed five percent (5%) of total partners' capital without the affirmative vote or written consent of the holders of two-thirds (2/3) of the total capital of the Partnership as to each and every purchase exceeding said five percent (5%); and

                        2. Partners who are not (a) (i) lineal descendants of Harold and Margaret M. Anderson, or (ii) adopted by such lineal descendants, or (iii) the spouses of such lineal descendants or those so adopted; or (iv) trusts for the benefit of any such lineal descendants or those so adopted; or who are not (b) employees of the General Partner; or (c) former employees of the General Partner or the Partnership, shall not acquire, in the aggregate, more than twenty percent (20%) of total partners' capital without the affirmative vote or written consent of the holders of two-thirds (2/3) of the total capital of the Partnership as to each and every purchase exceeding said twenty percent (20%).

                        3. Notwithstanding Article Third (A) 1 and 2 above, no vote or consent shall be required in the event of any change in ownership percentages as a result of the withdrawal or death of a partner.

                        The General Partner shall have no authority to do any
                  of the following except with the written consent of or ratification by all of the Limited Partners:

                        1. Do any act in contravention of this Partnership Agreement;

                        2. Do any act which would make it impossible to carry on the ordinary business of the Partnership;

                        3.    Confess a Judgment against the Partnership;

                        4. Possess Partnership property, or assign its rights in specific Partnership property, for other than a Partnership purpose;

                        5.    Admit another General Partner; and,

                        6.    Sell or otherwise dispose of all or
                              substantially all of the Partnership's assets.

                        The General Partner is hereby authorized to adopt
                  such policies and procedures as are appropriate to the fulfillment of its accountabilities.

                        (B) The Limited Partners are those individuals and trusts listed under the heading "Limited Partners" in Schedule A attached hereto.

                        The Limited Partners shall have the same rights as
                  the General Partner to:

                        1.    Have the Partnership books kept at the
                              principal place of business of the Partnership, and at all times to inspect and copy any of them;

                        2. Have on demand true and full information of all things affecting the Partnership, and a formal account of Partnership affairs whenever circumstances render it just and reasonable;

                        3. Have a dissolution and winding up by decree of court.

                        Voting by the Limited Partners on all matters upon
                  which they are entitled to vote shall be on the basis of one vote per partner except for voting upon the ownership of partnership interests in excess of five percent (5%) and twenty percent (20%), respectively, as provided in Article Third, Section (A) 1 and 2, which voting shall be on the basis of the Limited Partner's pro rata investment in the Partnership.

Capital                 FOURTH:  The capital accounts of the partners shall
Accounts be those amounts which appear on the books of the Partnership as reflected in Schedule A attached hereto.

Keeping of              FIFTH:  The Partnership shall maintain accurate and
Books of          correct  books  of  account of all the business and
Account           transactions of the Partnership, to which the General
                  Partner and each of the Limited Partners shall have access and right of examination at all reasonable times. Such books shall be written up and balanced at the end of each calendar year.

Allocation of           SIXTH:  For the year 1994 and subsequent years, the
Profits and       net profits and the net losses of the Partnership shall be
Losses--          allocated among the partners as stated below:
Charitable
Contributions           (1)   The net profits and losses (including profits
                  and losses from the sale of capital assets) shall be
                  allocated among the General and Limited Partners pro rata
                  on the basis of the capital account of each partner.    The
                  capital account will be weighted, for net profit and loss allocation purposes, to reflect the number of days in the calendar year that the partner is a partner in the Partnership. The General Partner shall receive compensation for its services and reimbursement for its expenses in such amounts as shall be determined by a management contract between the General Partner and the Partnership; and payments to the General Partner under the management contract shall be deducted in determining net profits and losses.

                        (2) In December of each year, the General Partner shall estimate the net profits of the Partnership for the calendar year and shall determine a specific dollar amount of such net profits which shall be contributed for charitable and civic purposes. The Partnership shall make contributions in such amount which, together with all contributions previously made in that year by the Partnership, shall equal this specific dollar amount of charitable contributions. Partnership contributions may be made in cash or property or by the sale of property at or less than the fair market value; and the value of such Partnership contributions shall be divided in the same manner as net profits and losses are allocated among the partners.




Dissolution             SEVENTH:  The Partnership shall continue in force
                  until dissolved by the written agreement of the General Partner and all the Limited Partners or until the withdrawal, transfer of interest, dissolution, bankruptcy or appointment of a receiver of the General Partner or the transfer of interest of any Limited Partner. In the event of dissolution of the Partnership as defined herein, all partners, within ninety (90) days after the event of dissolution, may agree in writing to continue the business of the Partnership and to the appointment of one or more additional general partners if necessary or desired. In the event that the business of the Partnership is carried on, the new partnership shall have the right to carry on the business under the same name. In the event of dissolution of the Partnership and a decision by some of the partners to form a new partnership, the capital account of any General or Limited Partner who does not become a member of the new partnership shall be treated as if said person or persons had caused the dissolution.

                        Any partner may withdraw at will, but the withdrawal
                  of a Limited Partner shall not cause a dissolution of the Partnership. Likewise, the death of a Limited Partner shall not cause a dissolution of the Partnership.

                        In the event of the death or withdrawal of a Limited
                  Partner or in the event of dissolution and formation of a new partnership, the Partnership, including any successor partnership, will continue to allocate profits and losses to the capital account of any partner who has died, withdrawn, caused the dissolution, or ceased to become a member of the new partnership, in the same manner as allocations to all other capital accounts until payment of the capital account has been made. Payment of the capital account shall be made no later than the end of the calendar year of the fifth anniversary of the date of death, withdrawal, dissolution of the Partnership or ceasing to become a member of the new partnership and the amount paid shall be equal to the balance of the capital account at the time of payment. The Partnership, including any successor partnership, as an alternative, and at the option of the General Partner, may pay to the partner who has died, withdrawn, caused the dissolution of the Partnership or who has not become a member of the new partnership formed after dissolution, an amount equal to such partner's capital account as shown on the Partnership books as of the date of death, withdrawal, dissolution, or ceasing to become a member of the new partnership, adjusted by the allocated share of such partner in the net profits, losses and contributions for that portion of the year prior to such date. The allocated share of the net profits, losses and contributions of the former partner shall be determined by reference to the net profits, losses and contributions for the full calendar year in which the death, withdrawal, event of dissolution, or ceasing to become a member of the new partnership takes place and by allocating the share of the partner in accordance with the ratio of the number of days from January 1 through the date of death, withdrawal, event of dissolution, or ceasing to become a member of the new partnership to the number of days in such calendar year. No allowance shall be made for good will, trade name or other intangible assets, except as such assets have been reflected on the Partnership books immediately prior to the date of payment.

                        Payment of a capital account under the alternative
                  method described in the immediately preceding paragraph shall be made no later than the end of the calendar year of the fifth anniversary of the date of death, withdrawal, dissolution of the Partnership, or ceasing to become a member of the new partnership, with interest on the unpaid balance payable annually. The interest rate shall be determined by the General Partner and shall be not less than six percent (6%) nor more than two percent (2%) over the then prime rate of Citibank, N.A. The interest rate will be established initially and may remain the same throughout the period of payment or may be changed annually, as the General Partner shall elect.

                        In the event all partners choose to voluntarily
                  dissolve the Partnership and not form a new partnership or in the event the partners do not choose to form a new partnership after any other dissolution, all partners shall continue to share profits and losses during the period after dissolution in the same manner as before dissolution. Any gain or loss on disposition of Partnership property after dissolution shall be credited or charged to the partners in the same manner and in the same proportion as ordinary profits and losses are credited or charged.

                        In the event of an election to form a new partnership
                  after a dissolution as herein provided, this Partnership Agreement shall become the partnership agreement of that successor partnership, modified to the extent that the dissolution has affected the membership and the capital accounts in accordance with this Agreement. This provision shall in no manner limit the right of any partner to withdraw nor shall it limit the right of all partners of the successor partnership to agree to a different partnership agreement.

Waiver of               EIGHTH:  The parties hereby waive the provisions of
Appraisal         Chapter 1779 of the Ohio Revised Code, or any similar
                  provisions hereafter enacted, which require an application to the Probate Court of the county in which the Partnership is located for an inventory and appraisal of the Partnership assets upon the death of a partner and the filing of any such inventory or appraisal, the furnishing of any bond by the surviving partner or partners for the payment of Partnership debts and liabilities and the performance of Partnership contracts, and the appointment of a receiver if the surviving partner or partners refuse to purchase the interest of a deceased partner.

                        The parties hereby also waive the provisions of
                  Section 1782.16 of the Ohio Revised Code, or any similar provisions hereafter enacted, which require the delivery or mailing of a file-stamped copy of the certificate of limited partnership to each limited partner. Any partner shall be provided a file-stamped copy upon request.

Parties                 NINTH:  This Agreement shall be binding upon the
Bound parties hereto and their respective heirs, successors, assigns and personal representatives.

Liability of            TENTH:  The Limited Partners shall be liable for
Limited           Partnership obligations only to the extent of their capital
Partner           accounts.  Without limiting the foregoing, neither Society
                  National Bank nor The Huntington National Bank shall be individually liable for any obligations incurred by the Partnership, and only the trust property held by them under the trusts listed in Schedule A shall be liable for such obligations. Every contract, note or obligation of the Partnership which contains a reference to Society National
                  Bank nor The Huntington National Bank as a partner shall include a provision to the effect that neither Society Bank
                  & Trust nor The Huntington National Bank shall be individually liable and that only the above described trust property shall be liable.

Power of                ELEVENTH:  Each of the Limited Partners, by their
Attorney execution hereof, jointly and severally hereby irrevocably constitute and appoint the General Partner, with full power of substitution, their true and lawful attorney-in-fact in their name, place and stead, to make, execute, sign, acknowledge, record and file on behalf of them and on behalf of the Partnership the following:

                        1. A Certificate of Limited Partnership, a Certificate of Doing Business Under an Assumed Name, amendments thereto consistent with the provisions of this Partnership Agreement, and any other certificates or instruments and amendments thereto which are consistent with the provisions of this Partnership Agreement and which may be required to be filed by the Partnership or the partners under the laws of Ohio or any other jurisdiction whose laws may be applicable;

                        2.    A Certificate of Cancellation of the
                  Partnership and such other instruments or documents as may be deemed necessary or desirable by the General Partner upon the termination of the Partnership business as provided herein; and

                        3. Any and all such other instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of The Andersons Partnership Agreement in accordance with its terms.

      IN WITNESS WHEREOF, duly authorized officers of The Andersons Management Corp., General Partner, have executed this Agreement as of the effective date stated herein for the General Partner and on behalf of each of the Limited Partners listed in Schedule A, pursuant to Power of Attorney authorizing the General Partner to sign on behalf of each Limited Partner.

                              THE ANDERSONS MANAGEMENT CORP.
                              for the General Partner:


                              By:
                                    Richard P. Anderson, President

                              By:
                                    Beverly J. McBride, Secretary


                              THE ANDERSONS MANAGEMENT CORP.,
                              Attorney-in-Fact for Each Limited Partner:


                              By:
                                    Thomas H. Anderson, Chairman

                              By:
                                    Gary L. Smith, Treasurer